Exhibit 10.1

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”) is made and entered into as of the 15th day of December, 2017, by and between Royal Gold, Inc., a Delaware corporation (the “Company”), and [•] (the “Executive”).

Recitals

A.   Company and Executive made and entered into that certain Employment Agreement as of the 1st  day of July, 2016 (the “Employment Agreement”); and

B.   Each party desires to amend the Employment Agreement as set forth in this First Amendment.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations contained herein and in the Employment Agreement, and for other good and valuable consideration, the receipt and adequacy of which the Company and Executive hereby acknowledge, the Company and Executive hereby agree as follows:

Agreement

1.    Amendments.

1.1  The Company and Executive agree that Section 1(d) of the Employment Agreement is deleted in its entirety and replaced with the following:

(d)  Nothing herein shall preclude Executive from (i) serving as a member of the board of directors of an outside public company provided that the Executive shall have received Compensation, Nominating and Governance Committee approval before accepting such position; (ii) serving as a member of the board of directors of such other affiliated or non-affiliated entities at the request of the Board; (iii) engaging in charitable and community activities; (iv) participating in industry and trade organization activities; and (v) managing his and his family’s personal investments and affairs; provided, that such activities do not (x) materially interfere with the regular performance of his duties and responsibilities under this Agreement or (y) constitute activities that compete with the business of Company and/or that violate Executive’s obligations under Sections 8 and/or 9 of this Agreement.

1.2  The Company and Executive agree that Section 3(b) of the Employment Agreement is deleted in its entirety and replaced with the following:

(b)  Bonus Opportunities. For each fiscal year during the Term, Executive shall be eligible to be considered to receive discretionary incentive compensation (an “Annual Bonus”) from the Company in an amount, if any, determined by the Board or the Compensation Committee and in accordance with the Company’s compensation policies and practices as in effect from time to time.  To be eligible for an Annual Bonus, the Executive must be actively employed by the Company on the last day of the fiscal year.  Any Annual Bonus earned shall be paid no later than March 15 of the year following the fiscal year of performance.

1.3  The Company and Executive agree that Sections 5(c), 5(d) and 5(g) of the Employment Agreement are deleted in their entirety and replaced with the following:

(c)  Death.  If Executive’s employment is terminated by reason of Executive’s death, then this Agreement shall terminate without further obligations by the Company to Executive’s legal representatives under this Agreement other than those obligations under the terms of a Company plan or program that take effect at the date of Executive’s death, and, the Company shall pay Executive’s estate, and Executive’s estate shall be entitled to receive, (i) the Accrued Obligations, plus, upon valid execution of a Release Document by an authorized executor of Executive’s estate, (ii) one (1) times the average of the Annual Bonuses paid to Executive for the three (3) full fiscal years ending immediately prior to the date of termination of Executive’s employment, pro-rated from the first day of the fiscal year through the effective date of the termination of Executive’s employment, payable within sixty (60) business days of the date of termination of Executive’s employment, with the exact timing of payment determined in the Company’s sole discretion, provided that if the Executive is terminated within sixty (60) days prior to the end of a calendar year, payment of the amounts set forth in (ii) will be made in the subsequent calendar year.

(d)  Disability.  If Executive’s employment is terminated by reason of Executive’s Disability, then this Agreement shall terminate without further obligations by the Company to Executive under this Agreement except for obligations which expressly continue after termination of employment due to Disability, and, the Company shall pay Executive, and Executive shall be entitled to receive, (i) the Accrued Obligations, plus, upon valid execution of a Release Document, (ii) one (1) times the average of the Annual Bonuses paid to Executive for the three (3) full fiscal years ending immediately prior to the date of termination of Executive’s employment, pro-rated from the first day of the fiscal year through the effective date of the termination of Executive’s employment, payable within sixty (60) business days of the date of termination of Executive’s employment, with the exact timing of payment determined in the Company’s sole discretion, provided that if the Executive is terminated within sixty (60) days prior to the end of a calendar year, payment of the amounts set forth in (ii) will be made in the subsequent calendar year.  In addition, Executive shall be entitled to receive any disability benefits payable in accordance with the Company’s plans, programs and policies as in effect from time to time.

(g)  Release.  Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving any Severance Payment or Change of Control Severance Payment, Executive agrees to execute (and not revoke) the Release Document on or before the sixtieth (60th) business day following the date of termination of Executive’s employment so that all revocation periods will have expired on or before the sixtieth (60th) day following the date of termination of Executive’s employment. If Executive fails to timely execute and deliver the Release Document, or revokes the Release Document, Executive agrees that he shall not be entitled to receive the Severance Payment or Change of Control Severance Payment, as applicable.

1.4  The Company and Executive agree that Section 8(b) of the Employment Agreement is deleted in its entirety and replaced with the following:

(b)  Executive acknowledges that the Company’s business is highly competitive and that the Company has developed and owns valuable information which is confidential, unique and specific to the Company and its affiliates (“Proprietary and Confidential Information”) and which includes, without limitation, financial information; geological, metallurgical, and other technical data and information, including operations, reserve information and exploration data; marketing plans; business and implementation plans; engineering plans and processes; models and templates; prospect lists; technical information concerning products, services and processes; names and other information (such as credit and financial data) concerning customers and business affiliates; and other trade secrets, concepts, ideas, plans, strategies, analyses, surveys and proprietary information related to the past, present or anticipated business of the Company and its affiliates. Executive further acknowledges that protection of such Proprietary and Confidential Information against unauthorized disclosure and use is of critical importance to the Company and its affiliates in maintaining their competitive position. Executive hereby agrees that he shall not, at any time during or after his employment by the Company, disclose to others, permit to be disclosed, use, permit to be used, copy or permit to be copied, any such Proprietary and Confidential Information (whether or not developed by Executive and whether or not received as an employee) without the prior written consent of the General Counsel of the Company. Executive further agrees to maintain in confidence any proprietary and confidential information of third parties received or of which he has knowledge as a result of his employment. The prohibitions of this Section 8(b) shall not apply, however, to information in the public domain (but only if the same becomes part of the public domain through means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Executive’s legal rights and obligations as an employee or under this Agreement are at issue; provided,  however, that Executive shall, to the extent practicable and lawful in any such events, give prior notice to the Company of his intent to disclose any such Proprietary and Confidential Information in such context so as to allow the Company or its affiliates an opportunity (which Executive shall not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.  Notwithstanding the foregoing, nothing in this Agreement or any other agreement that Executive may have with the Company restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, reporting possible violations of law or regulation to, filing a claim with or assisting with an investigation by a government agency or entity, including but not limited to the U.S. Securities and Exchange Commission and the federal Occupational Safety and Health Administration, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and Executive does not need the Company’s prior authorization to engage in such conduct.

1.5  The Company and Executive agree that Section 9(a) of the Employment Agreement is deleted in its entirety and replaced with the following:

(a)  Other than the performance of his responsibilities pursuant to this Agreement carried out in the best interests of the Company, during his employment and for a period of twelve (12) months after the date of termination of employment, for any reason, whether by Executive or the Company, Executive shall restrict his activities as follows:

(i)   Executive shall not, directly or indirectly, for himself or others, own, manage, operate, control, be employed by (whether in an executive, managerial, supervisory or other capacity), consult with, assist or otherwise engage or participate in or allow his skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation or control of, any company or other business enterprise engaged in the Subject Business (as defined below) within any of the Subject Areas (as defined below); provided,  however, that nothing contained herein shall prohibit Executive from making passive investments as long as Executive does not beneficially own more than one percent (1%) of the equity interests of a business enterprise listed on a national securities exchange or publicly traded on a nationally recognized over-the-counter market engaged in the Subject Business within any of the Subject Areas. For purposes of this paragraph, “beneficially own” shall have the same meaning ascribed to that term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended;

(ii)  Executive shall not solicit, divert or entice away the business of any current counterparty of the Company or its affiliates, or any prospective counterparty who on the date of termination of Executive’s employment is engaged in discussions or negotiations to enter into a business relationship with the Company or its affiliates, or otherwise disrupt any previously established relationship existing between such person or entity and the Company or its affiliates;

(iii) Executive shall not solicit, induce, influence or attempt to influence any supplier, lessor, lessee, licensor, partner, joint venturer, potential acquiree or any other person who has a business relationship with the Company or its affiliates, or who on the date of termination of Executive’s employment is engaged in discussions or negotiations to enter into a business relationship with the Company or its affiliates, to discontinue or reduce or limit the extent of or refrain from entering into a relationship with the Company or its affiliates; and

(iv) Without the consent of the Company, Executive shall not make contact with any of the employees or consultants of the Company or its affiliates with whom he had contact during the course of his employment with the Company for the purpose of soliciting such employee or consultant for hire, whether as an employee or independent contractor, or otherwise disrupting such employee’s or consultant’s relationship with the Company or its affiliates.

 For purpose of this Agreement, (x) “Subject Areas” mean the continents of North America, Central and South America, Africa, Europe and Australia, and (y) “Subject Business” means the business of creating, financing, acquiring, investing in and managing precious metals royalties, precious metals streams and similar interests involving mineral properties.

2.    Ratification.

The Company and Executive agree that, except as set forth in this First Amendment, the Employment Agreement is and shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, effective as of the day and year first above written.

ROYAL GOLD, INC.

By:
Name:	[•]
Title:	[•]

Name: [•]